Filed pursuant to Rule 424(b)(3) and Rule 424(c)

Registration No. 333-106680

First Advantage Corporation

4,000,000 SHARES OF CLASS A COMMON STOCK

This document supplements the prospectus dated August 6, 2004, the prospectus supplement dated September 24, 2004, the prospectus supplement dated October 15, 2004, the prospectus supplement dated November 4, 2004, the prospectus supplement dated January 7, 2005, the prospectus supplement dated April 25, 2005, the prospectus supplement dated August 15, 2005, the prospectus supplement dated September 1, 2005, the prospectus supplement dated September 29, 2005, the prospectus supplement dated October 7, 2005, the prospectus supplement dated November 2, 2005, and the prospectus supplement dated November 8, 2005 relating to the registration of our Class A common shares under our Registration Statement on Form S-4 (Registration No. 333-106680). This prospectus supplement is incorporated by reference into the prospectus. The information in this prospectus supplement replaces and supersedes the information set forth under the heading “Selling Shareholders” in the prospectus dated August 15, 2005.

YOU SHOULD READ CAREFULLY THE “RISK FACTORS” BEGINNING

ON PAGE 6 OF THE PROSPECTUS DATED AUGUST 6, 2004 BEFORE DECIDING

WHETHER TO INVEST IN OUR CLASS A COMMON SHARES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 22, 2005

SELLING SHAREHOLDERS

In general, the persons to whom we issue shares of Class A common stock under this prospectus will be able to resell such shares in the public market without further registration and without being required to deliver a prospectus. However, certain persons who receive our Class A common stock may want to resell those securities in distributions that would require the delivery of a prospectus. With our consent, this prospectus may be used by certain shareholders who wish to sell our Class A common stock. As used in this prospectus, “selling shareholders” may include shareholders who receive our Class A common stock hereunder in connection with an acquisition and donees and pledgees selling shares received from such people. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement.

Selling shareholders may sell our Class A common stock in any combination of the following:

•	through the Nasdaq National Market or any national securities exchange on which our Class A common stock has been approved for listing in the future;

•	directly to purchasers in negotiated transactions;

•	by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchases;

•	in block trades in which the broker or dealer will attempt to sell securities as an agent but may position and resell a portion of the block as principal;

•	in a transaction in which a broker or dealer purchases as principal for resale for its own account; or

•	through underwriters and agents.

Resales by selling shareholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. Shares of our Class A common stock may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. The securities firm may resell the shares through other securities dealers, and commissions or concessions to those other dealers may be allowed. Such selling shareholders may indemnify any securities firm participating in such transactions against certain liabilities, including liabilities under the Securities Act and to reimburse them for any expenses in connection with an offering or sale of securities.

The selling shareholders and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be an “underwriter” within the meaning of the Securities Act. Any commissions received by them and profit on any resale of such shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling shareholders may also offer shares of Class A common stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales that meet the requirements of Rule 144 or Rule 145(d) under the Securities Act. Selling shareholders should seek the advice of their own counsel about the legal requirements for such sales.

The following table sets forth:

•	the name of each selling shareholder as of the date of this prospectus;

•	the number of Class A common shares which such selling shareholder may sell from time to time pursuant to the prospectus; and

•	the number of Class A common shares beneficially owned by the selling shareholder prior to the offering.

Selling Shareholder	Amount of Class A common shares that may be sold	Class A common shares owned before the offering
William H. Goss	15,275	0
William Moore III	104,572	0
Timothy E. Fargo	14	0
Richard J. Taffett	9,000	0
George M. Ellis, Jr.	55,848	0
Bradley Trust, dated May 2, 1991	26,020	0
Shaw Family Trust, created June 8, 2001	15,612	0
Dan Cates	14,041	0
Joni Cates	10,283	0
Aon Solutions, Inc.	53,419	0
Lamar Stevens	25,965	0
Patrick Ryan	25,965	0
Tom Hollenshead	108,585	0
Lisa Dolezalik	25,572	0
Mark Myers	12,940	0

Shirley Shaffer	11,829	0
Robby Collins	6,627	0
Chad Woolery	6,183	0
Dale Shaffer	5,977	0
nGenuity Capital, Inc	6,174	0
George Shaffer	6,739	0
Richard Hollenshead	3,370	0
Ken Glazier	674	0
Ross Spinazzola	627	0
Vincent Tsang	30,780	0
Richard Young	117,464	0
David Cerrone	39,155	0
Antonio Manserra	96,023	0
Robert Holloran	78,713	0
William Bollinger	78,007	0
PENTAD Trust	50,377	0
William J. Bradley	31,560	0
Brenda K. Bradley	31,560	0
G. Conley Thornhill	30,485	0
Sara J. Boraiko	9,705	0
Jessica L. Boraiko	9,705	0
G. Conley Thornhill and Jenifer Thornhill	5,402	0
George R. Boraiko	2,441	0
Equity Trust Company, Custodian FBO Brenda K. Bradley IRA	3,493	0
Equity Trust Company, Custodian FBO William J. Bradley IRA	3,493	0
Karen J. Boraiko	1,411	0
Kathryn Bollinger	1,397	0
National Background Data, LLC	155,835	0
The Aldridge Family Trust, Dated September 20, 1996	222,310	0
Apollo Partners (Robert Church)	1,219	0
Brent Lippman	1,181	0
Daniel J. Postal	45,942	0
Deron Webb	45,942	0
Dominion Fund V	64,868	0
Grayhawk Venture Fund I	126,690	0
Gregory B. Valladao Roth IRA	1,706	0
Gregory B. Valladao	1,462	0
James R. Wentworth	45,942	0
Janet Ayers	2,174	0
Joel Postal	13,663	0
John Maston	956	0
John Mawicke	956	0
John Wentworth	2,175	0
Kaibab Industries, Inc.	10,090	0
Ken Macrae	25,705	0
L & Co.	12,356	0
Mike Garlick	1,687	0
Mike McQuaid	2,174	0
Robert Church	956	0
Ronald Assaf	7,414	0
Steve McConnell	11,260	0
Tom Boyle	3,822	0
William F. Becker	46,233	0
Brent W. Lippman and Rita S. Lippman Trustees of the Lippman Family Trust Created March 7, 1997	2,174	0
R. Layne Weggeland	2,092	0
Peter G. Kazlauskas	27,198	0
Jane Clark	20,121	0
Mark Jennings	20,121	0
John Bailey	12,420	0
Russell Crisp	12,420	0
Alan Neveu	36,004	0
Robert Neveu	84,225	0
MCS (GB) Limited	5,169	0
Small Enterprise Growth Board	15,520	0
Coastal Ventures II, LLC	15,520	0
Raymond Muldaur and Natalie Muldaur	43,771	0
Crestmont Ventures, Inc.	43,771	0
David F. Guido	43,771	0
Jorge Rodriquez Montanez, Jr., and Michelle Nichole Mendez	43,771	0
Experian Affiliate Acquisition, LLC	321,227	0
Robert Afshar	741,482	0
Bruce D. Robbins	28,396	0
LeRoy A. Robbins	6,682	0

A selling shareholder may offer all or some portion of the Class A common shares. Accordingly, no estimate can be given as to the amount or percentage of Class A common shares that will be held by the selling shareholders upon termination of sales pursuant to this prospectus. In addition, the selling shareholders identified above may have sold, transferred or disposed of all or a portion of their Class A common shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.